Exhibit 8.1

September 22, 2004	MAYER, BROWN, ROWE & MAW LLP 190 SOUTH LA SALLE STREET CHICAGO, ILLINOIS 60603-3441

MAIN TEL (312) 782-0600
MAIN FAX (312) 701-7711
www.mayerbrownrowe.com

Banc of America Securities LLC

Hearst Tower

214 North Tryon Street

Charlotte, North Carolina  28255

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

World Financial Center, North Tower
New York, New York 10281

as Representatives of the Several Underwriters

Re: CNH Equipment Trust 2004-A

Ladies and Gentlemen:

We have acted as special Federal tax counsel for CNH Equipment Trust 2004-A, a Delaware statutory trust (the “Trust”), in connection with the issuance and sale of Class A-1 Asset Backed Notes (the “Class A-1 Notes”), Class A-2 Asset Backed Notes (the “Class A-2 Notes”), Class A-3a Asset Backed Notes (the “Class A-3a Notes”), Class A-3b Asset Backed Notes (the “Class A-3b Notes”), Class A-4a Asset Backed Notes (the “Class A-4a Notes”), Class A-4b Asset Backed Notes (the “Class A-4b Notes”) and the Class B Asset Backed Notes (the “Class B Notes”, together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3a Notes, the Class A-3b Notes, the Class A-4a Notes and the Class A-4b Notes, the “Notes”), to be issued pursuant to the Indenture, dated as of September 1, 2004 (the “Indenture”), between the JPMorgan Chase Bank, as Indenture Trustee, and the Trust. Capitalized terms not otherwise defined herein are used as defined in the Sale and Servicing Agreement, dated as of September 1, 2004 (the “Sale and Servicing Agreement”), among the Trust, as Issuer, CNH Capital Receivables Inc. (“CNHCR”), as Seller, and Case Credit Corporation (“Case Credit”), as the Servicer.

In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Prospectus, dated September 14, 2004 (the “Prospectus”), and the Prospectus Supplement (to the

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Prospectus), dated September 14, 2004 (the “Prospectus Supplement”), relating to the Notes, as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, (b) the NH Purchase Agreement, dated as of September 1, 2004, between New Holland Credit Company, LLC and CNHCR, (c) the Case Purchase Agreement, dated as of September 1, 2004, between Case Credit and CNHCR, (d) the Sale and Servicing Agreement, (e) the Trust Agreement, dated as of September 1, 2004, (the “Trust Agreement”), between CNHCR, as Depositor, and The Bank of New York, as trustee (the “Trustee”), (f) the Indenture and (g) specimens of the Notes.

The opinion set forth in this letter is based on reasoning from legal principles based on the relevant provisions of the Internal Revenue Code of 1986, as amended, the legislative history thereof, currently applicable Treasury regulations, judicial decisions, administrative rulings and such other authorities as we have considered relevant.  There can be no assurance that the opinions expressed below could not be successfully challenged by the Internal Revenue Service, or significantly altered by legislative changes, changes in administrative positions or judicial decisions, any of which may be applied retroactively with respect to the completed transactions.  Any such change could render the affected provisions of this opinion inoperative. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

Based upon the foregoing, we hereby confirm that: (i) the statements set forth in the Prospectus under the heading “U.S. Federal Income Tax Consequences” and in the Prospectus Supplement under the heading “Summary of Terms—Tax Status” (to the extent relating to Federal income tax consequences) accurately reflect our opinion; (ii) the statements set forth in the Prospectus under the heading “Illinois State Tax Consequences” and in the Prospectus Supplement under the heading “Summary of Terms—Tax Status” (to the extent relating to Illinois state income tax consequences) accurately reflect our opinion; and (iii) the statements set forth in the Prospectus under the heading “ERISA Considerations” and in the Prospectus Supplement under the headings “ERISA Considerations” and “Summary of Terms—ERISA Considerations” accurately reflect our opinion.

Very truly yours,

/s/ MAYER, BROWN, ROWE & MAW LLP

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